EXHIBIT 10.7

FIRST AMENDMENT TO AGREEMENT OF LEASE

          This First Amendment is made this 18th day of May, 2004, by and between LIBERTY PROPERTY LIMITED PARTNERSHIP (hereinafter “Landlord”) and NEOSE TECHNOLOGIES, INC., a Delaware corporation (hereinafter “Tenant”).

          WHEREAS, Landlord and Tenant are parties to a certain Agreement of Lease dated February 15, 2002 (the “Lease”) relating to the building containing approximately 40,472 rentable square feet (the “Building”) and known and identified as 102 Rock Road, Horsham Township, Montgomery County, Pennsylvania; and

          WHEREAS, the Lease called for certain plans to be attached thereto as Exhibit “E” and certain specifications to be attached thereto as Exhibit “F,” neither of which were able to be attached at the time of Lease execution; and

          WHEREAS, the parties desire to provide for and incorporate by reference a certain set of plans as Exhibit “E” to the Lease and a certain set of specifications as Exhibit “F” to the Lease; and

          WHEREAS, the parties desire to agree to certain special provisions relating to certain aspects of the improvements to the Building being made by Tenant; and

          WHEREAS, it is the desire of the parties hereto to modify their understanding with regard to the “Allowance” (as such term is defined in subsection 30(d)(ii) of the Lease; and

          WHEREAS, by mistake, the Lease refers to Tenant as being a Pennsylvania corporation when, in fact, it is and always has been a Delaware corporation, and the parties hereto desire to correct such error;

          NOW THEREFORE, the parties hereto agree as follows:

          1.     The Lease is hereby corrected to reflect the true status of Tenant as being a Delaware corporation, which Tenant is and always has been.

          2.     Each of the parties has in its possession a set of plans (the “Plans”) and a set of specifications (the “Specifications”) for the alteration and improvement work to the Building that Tenant is performing and has substantially completed.  A schedule of the Plans is attached hereto as Exhibit “A” and a schedule of the Specifications is attached hereto as Exhibit “B.”  It is agreed that the Plans are hereby made Exhibit “E” to the Lease and that the Specifications are hereby made Exhibit “F” to the Lease.

          3.     The work which is being performed by Tenant to the Building is extensive and includes the furnishing, installation and/or replacement of a number of components which, by their nature, are important to the functioning of the Building as a building which may be reasonably and lawfully occupied for the conducting of business.  It is the intention of the parties hereto that certain components of the Building, as altered and improved by Tenant, be considered “Special Property.”  Special Property shall include any item of property which is attached to, incorporated into or reasonably necessary for the use and occupancy of (as opposed to the conducting of Tenant’s business within) the Building, including, but not limited to, HVAC systems, electrical wiring and facilities, and bathroom fixtures.  All items of that type, which shall expressly include, but not be limited to, those items listed on Exhibit “C” attached hereto shall be Special Property.  With regard to Special Property, it is agreed that the following terms and provisions shall apply:

               a.     Special Property shall be maintained, repaired and replaced (when necessary) by Tenant at Tenant’s sole expense.  Any replacement of an item of Special Property must be made utilizing a component of similar type and quality.

               b.     All items of Special Property shall remain on the Property and shall remain part of the Building at the expiration or sooner termination of the Term of the Lease, and shall, at such time, become the sole and exclusive property of Landlord without Landlord having the obligation to make any payment on account thereof.

               c.     No item of Special Property may be removed by Tenant from the Building, except in connection with its replacement in accordance with the foregoing provisions.

               d.     Tenant may not sell, encumber, create a security interest in or otherwise transfer any interest in any of the Special Property to anyone other than Landlord, except with Landlord’s prior written approval, which Landlord may grant or withhold in its sole and absolute discretion.

          4.     Except as expressly modified hereby, the Lease shall remain in full force and effect in accordance with its terms.  Specifically, without limitation, in the event of any default by Tenant of any of its obligations under the Lease, as hereby amended, Landlord shall be entitled to pursue all remedies against Tenant available under the terms of the Lease, as hereby amended, or otherwise at law or in equity.  Accordingly, Tenant agrees to the following:

               a.     When the Lease, as hereby amended, and the Term or any extension thereof shall have been terminated on account of any default by Tenant which has continued beyond applicable notice and/or cure periods contained in this Lease, or when the Term or any extension thereof shall have expired, Tenant hereby authorizes any attorney of any court of record of the Commonwealth of Pennsylvania, upon an additional five (5) days’ prior written notice to Tenant, to appear for Tenant and for anyone claiming by, through, or under Tenant and to confess judgment against all such parties, and in favor of Landlord, in ejectment and for the recovery of possession of the Premises, for which the Lease, as hereby amended, or true and correct copies thereof shall be good and sufficient warrant.  AFTER THE ENTRY OF ANY SUCH JUDGMENT, A WRIT OF POSSESSION MAY BE ISSUED THEREON WITHOUT FURTHER NOTICE TO TENANT AND WITHOUT A HEARING.  If for any reason after such action shall have been commenced, it shall be determined and possession of the Premises remain in or be restored to Tenant, Landlord shall have the right for the same default and upon any subsequent default(s) or upon the termination of the Lease or Tenant’s right of possession as herein set forth, to again confess judgment as herein provided, for which the Lease, as hereby amended, or a true and correct copy thereof shall be good and sufficient warrant.

               b.     The warrant of attorney to confess judgment set forth above shall continue in full force and effect and be unaffected by amendments of the Lease, as hereby amended, or other agreements between Landlord and Tenant even if any such amendments or other agreements increase Tenant’s obligations or expand the size of the Premises.  Tenant waives any procedural errors in connection with the entry of any such judgment or in the issuance of any one or more writs of possession or execution or garnishment thereon.

               c.     TENANT KNOWINGLY AND EXPRESSLY WAIVES ANY RIGHT, INCLUDING, WITHOUT LIMITATION, UNDER ANY APPLICABLE STATUTE, WHICH TENANT MAY HAVE TO RECEIVE A NOTICE TO QUIT PRIOR TO LANDLORD COMMENCING AN ACTION FOR REPOSSESSION OF THE PREMISES.

          IN WITNESS WHEREOF, the parties hereto intending to be legally bound hereby have caused this First Amendment to Agreement of Lease to be duly executed the day and year first above written.

LIBERTY PROPERTY LIMITED PARTNERSHIP, by its Sole General Partner, LIBERTY PROPERTY TRUST

By:	/s/ WARD J. FITZGERALD

Ward J. Fitzgerald Senior Vice President and Regional Director

NEOSE TECHNOLOGIES, INC.

By:	/s/ C. BOYD CLARKE

Name: C. Boyd Clarke Title: President & CEO

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